Exhibit 99.1

DURATA THERAPEUTICS REPORTS SECOND QUARTER 2014 FINANCIAL RESULTS

CHICAGO, IL, August 7, 2014 (GLOBE NEWSWIRE) – Durata Therapeutics, Inc. (NASDAQ: DRTX) today announced financial results for the quarter ended June 30, 2014.

“This was a very busy and exciting quarter for Durata during which we achieved several major milestones: the approval of DALVANCETM in late May; our data being published in the New England Journal of Medicine; onboarding of our commercial team; and the final preparations for commercial launch,” said Paul R. Edick, Durata’s Chief Executive Officer. “With the launch of DALVANCE, Durata has begun its transition from a development company to a commercial pharma that optimizes patient experience and improves how health care is delivered.”

Second Quarter 2014 Highlights and Recent Events

•	On May 23, 2014, the U.S. Food and Drug Administration (FDA) approved DALVANCE (dalbavancin) for injection for the treatment of adult patients with acute bacterial skin and skin structure infections (ABSSSI) caused by susceptible Gram-positive bacteria, including methicillin-resistant Staphylococcus aureus (MRSA). DALVANCE is the first and only IV antibiotic approved for the treatment of ABSSSI with a two-dose regimen of 1000 mg followed one week later by 500 mg, each administered over 30 minutes.

•	In late July 2014, we began distribution of DALVANCE in the United States.

•	On July 29, 2014 we entered into a license agreement and a supply agreement with Angelini (A.C.R.A.F. S.p.A.) for the purpose of allowing Angelini to commercialize dalbavancin in certain European markets. In exchange for commercialization rights in its licensed territories, Angelini will pay us $15.0 million upfront, $10.0 million upon the first approval of dalbavancin by the European Medicines Agency, and up to $56.5 million in aggregate milestone payments upon the achievement of certain regulatory and commercial milestones. Additionally, we will receive royalties on net sales of dalbavancin in the licensed territories, provided that Angelini achieves a specified gross margin.

•	In the second quarter of 2014, we initiated enrollment of our Phase 3b clinical trial, which we refer to as our single dose study, to evaluate the efficacy and safety of a single 1500 mg dose of DALVANCE infused over 30 minutes in adult patients with ABSSSI caused by susceptible Gram-positive bacteria.

Financial results for the quarter ended June 30, 2014

At June 30, 2014, we had cash and cash equivalents plus short-term investments of $34.7 million, compared to $59.7 million at December 31, 2013. Our cash and cash equivalents at June 30, 2014 include the receipt of $15.0 million from PDL BioPharma, Inc. (PDL), which we were required to borrow following the FDA’s approval of dalbavancin.

Net loss as measured in accordance with U.S. generally accepted accounting principles (“GAAP”) for the quarter ended June 30, 2014 was $17.9 million, compared to a net loss of

$18.8 million for the quarter ended June 30, 2013. Net loss per share for the quarter ended June 30, 2014 and 2013, was $0.67 and $0.75, respectively. The $17.9 million loss for the quarter ended June 30, 2014 includes non-cash charges of $1.4 million for acquisition related expenses, $1.0 million of stock-based compensation, $0.1 million for deferred charge amortization and $0.1 million for amortization of intangible assets. With these non-cash items excluded, the adjusted net loss for the quarter ended June 30, 2014 was $15.3 million on a non-GAAP basis. The $18.8 million loss for the quarter ended June 30, 2013 includes non-cash charges of $0.3 million for acquisition related expenses and $0.7 million of stock-based compensation. With these non-cash items excluded, the adjusted net loss for the quarter ended June 30, 2013 was $17.9 million on a non-GAAP basis. Non-GAAP loss per share for the quarter ended June 30, 2014 and 2013, was $0.57 and $0.71, respectively.

Research and development expenses for the quarter ended June 30, 2014 were $6.2 million, compared to $13.2 million for the quarter ended June 30, 2013. The $7.0 million decrease was due primarily to the production of active pharmaceutical ingredient in the second quarter of 2013 versus none in the second quarter of 2014 and is partially offset by an increase in costs related to our single dose study and higher payroll expenses as a result of increased headcount to support ongoing development of dalbavancin.

General and administrative expenses for the quarter ended June 30, 2014 were $11.1 million, compared to $4.5 million for the quarter ended June 30, 2013. The $6.6 million increase was due to a $4.1 million increase for personnel costs related to our continued preparation for the commercial launch of dalbavancin, which occurred in July 2014, an increase of $1.8 million for consultancy related to commercial planning activities and an increase of $0.5 million for occupancy and other operating expenses.

Use of Non-GAAP Financial Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with GAAP, the company uses the following non-GAAP financial measures: non-GAAP net loss and non-GAAP basic and diluted loss per share (collectively the “non-GAAP financial measures”). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The company believes that the non-GAAP financial measures provide useful information about operating results, enhance the overall understanding of past financial performance, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making.

The company excludes the following items from one or more of its non-GAAP measures:

Stock-based compensation. The company excludes stock-based compensation because it is non-cash in nature and because the company believes that the non-GAAP financial measures excluding this item provide meaningful supplemental information regarding operational performance and liquidity. The company further believes this measure is useful to investors to facilitate comparisons to historical operating results and comparisons to peer operating results.

Amortization of intangible assets. The company excludes amortization of intangible assets because the charges are non-cash in nature and because the company believes that the non-GAAP financial measures excluding this item provide meaningful supplemental information regarding operational performance and liquidity. The company further believes this measure is useful to investors to facilitate comparisons to historical operating results and comparisons to peer operating results.

Deferred charge amortization. The company excludes deferred charge amortization because the charges are non-cash in nature and because the company believes that the non-GAAP financial measures excluding this item provide meaningful supplemental information useful to investors to facilitate comparisons to historical operating results and comparisons to peer operating results.

Acquisition related charges, net. The company excludes acquisition related charges, net because the charges are non-cash in nature and because the company believes that the non-GAAP financial measures excluding this item provide meaningful supplemental information regarding operational performance and liquidity. In addition, excluding this item from the non-GAAP measures facilitates internal comparisons to historical operating results and comparisons to peer operating results.

For more information on the non-GAAP financial measures, please see the “Reconciliation of GAAP to Non-GAAP Financial Measures” table in this press release. This accompanying table has more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

Conference Call and Webcast Information

The company will host a conference call today, August 7, 2014, at 8:30 AM EST. To access the call, please dial 866-632-4021 for participants in the U.S. or Canada and 404-991-3968 for international callers (reference Conference ID 79446878). A replay of the call may be accessed through August 21, 2014 by dialing 800-585-8367 for callers in the U.S. and Canada and 404-537-3406 for international callers (reference Conference ID 79446878). The conference call will also be webcast live on the Investor Relations section of the Company’s website at www.duratatx.com.

About Dalvance

DALVANCE is a second generation, semi-synthetic lipoglycopeptide, which consists of a lipophilic side-chain added to an enhanced glycopeptide backbone. DALVANCE is the first and only IV antibiotic approved for the treatment of ABSSSI with a two-dose regimen of 1,000 mg followed one week later by 500 mg, each administered over 30 minutes. DALVANCE demonstrates bactericidal activity in vitro against a range of Gram-positive bacteria, such as Staphylococcus aureus (including methicillin-resistant, also known as MRSA, strains) and Streptococcus pyogenes, as well as certain other streptococcal species.

About Durata Therapeutics

Durata Therapeutics is a pharmaceutical company focused on the development and commercialization of new therapeutics for patients with infectious diseases and acute illnesses. For more information about the company, visit www.duratatx.com.

Forward-looking statements

Statements contained in this press release contain forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this press release, including statements regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

Forward-looking statements in this press release include statements about the commercialization and status of additional regulatory approvals of dalbavancin and the potential impact of developing dalbavancin for additional indications. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including those discussed in the “Risk Factors” section of our most recent annual report on Form 10-K, which is on file with the SEC and is also available on our website, and in our other filings with the SEC. In addition, any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our views change. Therefore, you should not rely on these forward-looking statements as representing our views as of any date subsequent to today.

Investor Relations and Public Affairs Contact

Allison Wey

Durata Therapeutics, Inc.

Vice President, Investor Relations and Public Affairs

(312) 219-7017

awey@duratatx.com

Media Relations Contact

Geoff Curtis

DJE Science

(312) 233-1253

geoff.curtis@djescience.com

DURATA THERAPEUTICS, INC. AND SUBSIDIARIES

(A Development Stage Company)

Consolidated Balance Sheet

(in thousands)

(Unaudited)

	June 30,	December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$20,900	$36,853
Short-term investments	13,811	22,880
Prepaid expenses and other current assets	6,875	3,367

Total current assets	41,586	63,100
Intangible assets, net of amortization	15,165	15,292
Goodwill	5,811	5,811
Property and equipment, net	766	897
Restricted cash	2,247	1,147
Deferred charge, net	9,997	10,081
Other assets	3,871	3,816

Total assets	$79,443	$100,144

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,725	$5,275
Accrued expenses	6,335	7,116
Current portion of long-term debt	1,000	—
Income taxes payable	—	1,609

Total current liabilities	11,060	14,000
Long-term debt	39,000	25,000
Non-current income tax payable	1,377	1,377
Contingent consideration	25,000	20,889
Other liabilities	278	299

Total liabilities	76,715	61,565

Total stockholders’ equity	2,728	38,579

Total liabilities and stockholders’ equity	$79,443	$100,144

DURATA THERAPEUTICS, INC. AND SUBSIDIARIES

(A Development Stage Company)

Consolidated Statement of Operations

(in thousands, except share and per share data)

(Unaudited)

	Three month period ended June 30,		Six month period ended June 30,		Period from inception (November 4, 2009) to June 30,
	2014	2013	2014	2013	2014

Operating expenses:

Amortization of intangible assets	$127	$—	$127	$—	$127
Research and development expenses	6,186	13,179	15,194	24,271	139,355
General and administrative expenses	11,064	4,514	18,302	8,565	54,686
Acquisition related charges, net	1,413	289	4,111	573	13,708

Operating loss	18,790	17,982	37,734	33,409	207,876

Other (income) expense
Interest expense	1,040	654	1,935	762	4,161
Loss on early extinguishment of debt	—		—	—	2,228
Interest income	(14)	(11)	(27)	(26)	(148)
Other income	(115)	—	(115)	—	(616)

Total other (income) expense	911	643	1,793	736	5,625

Loss before income tax expense (benefit)	19,701	18,625	39,527	34,145	213,501

Income tax expense (benefit)	(1,787)	210	(1,656)	458	(6,189)

Net loss	$(17,914)	$(18,835)	$(37,871)	$(34,603)	$(207,312)

Net loss per common share – Basic and Diluted	$(0.67)	$(0.75)	$(1.42)	$(1.59)
Weighted average common shares – Basic and Diluted	26,656,805	25,169,543	26,645,110	21,787,331

DURATA THERAPEUTICS, INC. AND SUBSIDIARIES

(A Development Stage Company)

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(in thousands, except share and per share data)

(Unaudited)

	Three month period ended		Six month period ended
	June 30,		June 30,
	2014	2013	2014	2013
Reconciliation of non-GAAP Net loss
GAAP Net loss	$(17,914)	$(18,835)	$(37,871)	$(34,603)
Add back:
Stock-based compensation expense(1)	1,024	656	1,803	1,214
Amortization of intangible assets(2)	127	—	127	—
Deferred charge amortization(3)	84	—	84	—
Acquisition related charges, net(4)	1,413	289	4,111	573
Non-GAAP provision for income tax expense (benefit)	(12)	—	(5)	—

Non-GAAP Net loss	$(15,278)	$(17,890)	$(31,752)	$(32,816)

Reconciliation of Net loss per common share – Basic and Diluted
GAAP Net loss per common share – Basic and Diluted	$(0.67)	$(0.75)	$(1.42)	$(1.59)
Add back:
Non-GAAP adjustments	0.10	0.04	0.23	0.08

Non-GAAP Net loss per common share – Basic and Diluted	$(0.57)	$(0.71)	$(1.19)	$(1.51)

Weighted average common shares – Basic and Diluted	26,656,805	25,169,543	26,645,110	21,787,331

(1)	adjustment includes non-cash stock-based compensation expense
(2)	adjustment includes non-cash amortization of intangible assets
(3)	adjustment includes non-cash amortization of deferred tax charges related to the transfer of intellectual property to a wholly-owned foreign subsidiary
(4)	adjustment for contingent consideration expense associated with contingent liability due to Pfizer upon first commercial sale of dalbavancin.